                                                                    EXHIBIT 4.1


FLEET NATIONAL BANK                                            CREDIT AGREEMENT
-------------------------------------------------------------------------------

         This Credit Agreement is made as of the 26th day of February, 1998 by and between:

                       Fleet National Bank (the "BANK"), a national banking association having a principal place of business at One Federal Street, Boston, Massachusetts 02110-2010;

                       Generic Distributors, Incorportated ("GDI"), a corporation duly organized and existing under the laws of the State of Delaware and having a principal place of business at 1611 Olive Street, Monroe, Louisiana 71201;

                       DynaGen, Inc. ("DYNAGEN"), a corporation duly organized and existing under the laws of the State of Delaware and having a principal place of business at 840 Memorial Drive, Cambridge, Massachusetts 02139; and

                       Able Laboratories, Inc. ("ABLE LABS"), a corporation duly organized and existing under the laws of the State of Delaware and having a principal place of business at 6 Hollywood Court, South Plainfield, New Jersey 07080;


                       (GDI, DynaGen and Able Labs are hereinater sometimes collectively referred to herein as the "OBLIGORS", and all such references to "Obligors" shall be to each of GDI, DynaGen and Able Labs both singly and collectively in each instance);

in consideration of the mutual covenants and benefits to be derived herefrom.


                              W I T N E S S E T H:
                              --------------------

               SECTION 1. DEFINITIONS AND RULES OF INTERPRETATION

         1.1 DEFINITIONS. All capitalized terms used in this Agreement or in any certificate, report or other document made or delivered pursuant to this Agreement (unless otherwise defined therein) shall have the meanings assigned to them below.

AFFILIATE  means any Subsidiary or any other person, corporation or other entity which directly or indirectly controls, or is controlled by, or is under common control with the Obligors or any Subsidiary.

AGREEMENT  means this Credit Agreement.

ASSET PURCHASE AGREEMENT means that certain Asset Purchase Agreement dated as of December 15, 1997, by and among Generic Distributors Limited Partnership, a Louisiana limited partnership, United Pharmacists, Inc., as general partner and being a Louisiana corporation, and Donald Couvillon, as sellers and DynaGen and GDI, as buyers, as amended from time to time.

AVAILABILITY means at any time the lesser of: (i) or (ii), below:

                           (i) up to (A) Three Hundred Thousand Dollars
                  ($300,000.00), minus (B) the aggregate amounts then undrawn on all outstanding letters of credit, acceptances, or any other accommodations issued or incurred by the Bank for the account and/or the benefit of GDI; or

                           (ii) up to the difference between: (A) the Borrowing
                  Base, minus (B) the aggregate outstanding Indebtedness owed to the Bank under the Term Loan and the Line of Credit, minus (C) the aggregate amounts then undrawn on all outstanding letters of credit, acceptances, or any other accommodations issued or incurred by the Bank for the account and/or the benefit of GDI.

BUSINESS DAY means: (i) for all purposes other than as covered by clause (ii)
           below, any day other than a Saturday, Sunday or legal holiday on which banks in Boston, Massachusetts are open for the conduct of a substantial part of their commercial banking business; and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, a loan advance accruing interest at a rate based on LIBOR, any day that is a Business Day described in clause (i) and that is also a day for trading by and between banks in U.S. Dollar deposits in the London interbank market.

BANKING DAY means, in respect of any date that is specified in this Agreement to be subject to adjustment in accordance with the applicable Modified Following Business Day Convention, a day on which commercial banks settle payments in London.

BORROWING BASE means an amount equal to (A) eighty percent (80%) of the Eligible
           Receivables, plus (B) thirty percent (30%) of the Eligible Inventory, plus (B) one hundred percent (100%) of the Hard Assets.

BORROWING BASE CERTIFICATE means a borrowing base certificate executed by (and by the President or chief financial officer of Able Labs as to the Hard Assets) in substantially the form of EXHIBIT 1 annexed hereto.

CAPITAL ASSETS means assets that in accordance with GAAP are required or permitted to be depreciated or amortized on a balance sheet.

CAPITAL LEASES means capital leases, conditional sales contracts and other title retention agreements relating to the purchase or acquisition of Capital Assets.

CONTRA ACCOUNT means any account receivable from an account debtor that can be offset by a liability owed to such account debtor.

CONTROL shall be deemed to exist if any person, entity or corporation, or combination thereof shall have possession, directly or indirectly, of the power to direct the management or policies of the Obligors or any person, entity, or corporation deemed to be an Affiliate of the Obligors, and shall be deemed to include any holder of 10% or more of any stock or other interest in the Obligors or in any person, entity or corporation deemed to be an Affiliate of the Obligors, whether such holding is direct or indirect.

CURRENT MATURITY OF LONG-TERM DEBT ("CMLTD") means the current maturity of long-term Indebtedness paid during the applicable period, including, but not limited to, amounts required to be paid during such period under Capital Leases.

CURRENT RATIO means the ratio of Total Current Assets to Total Current
           Liabilities.

DEBT SERVICE COVERAGE RATIO means, during the applicable period, that quotient equal to (A) the aggregate of Earnings Before Interest, Taxes, Depreciation and Amortization, divided by (B) the sum of (i) Interest and (ii) Current Maturity of Long-Term Debt; that is,

                                     EBITDA
                                ----------------
                                Interest + CMLTD

DIVIDENDS  means, for the applicable period, the aggregate of all amounts paid or payable (without duplication) as dividends, distributions or owner withdrawals (whether in the form of cash, stock or otherwise), and includes any purchase, redemption or other retirement of any shares or other ownership interest directly or indirectly through a Subsidiary or otherwise and includes return of capital to shareholders, partners or members.

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION("EBITDA")
           means, for the applicable period, income from continuing operations before the payment of Interest and taxes plus depreciation and amortization determined in accordance with GAAP.

ELIGIBLE INVENTORY means the value (cost or fair market value, whichever is less, after deducting all transportation, processing, handling charges, and all other costs and expenses affecting the value thereof) of any and all finished goods, wares, merchandise and other tangible personal property held by GDI for sale or other disposition in the ordinary course of business at such locations, and of such types and qualities, as the Bank in its reasonable discretion from time to time determines to be acceptable for borrowing.

ELIGIBLE RECEIVABLES means the sum of all accounts receivable of GDI from account debtors which have been earned by performance and are owed to GDI by such of the GDI's trade customers as the Bank determines to be satisfactory in the Bank's reasonable discretion in each instance. The following is a partial listing of those types of accounts receivable which shall not be determined to be Eligible Receivables:

                           (i) Any which is more than ninety (90) days old as shown on the agings of the GDI's accounts receivable and on Borrowing Base Certificates (as defined herein) furnished the Bank from time to time.

                           (ii) Any which is owed by any account debtor liable on any account described in sub-paragraph (i) above.

                           (iii) Any account receivable which, when aggregated with all of the accounts of that account debtor, exceeds twenty percent (20%) of the then aggregate of Eligible Receivables.

                           (iv) Any which arises out of the sale by GDI of goods consigned or delivered to GDI or to the account debtor on sale or return terms (whether or not compliance has been made with Section 2-326 of the Uniform Commercial Code).

                           (v) Any which arises out of any sale made on a basis other than upon terms usual to the business of GDI.

                           (vi) Any which arises out of any sale made on a "bill and hold," dated, or delayed shipping basis.

                           (vii) Any which is owed by any account debtor whose principal place of business is not within the continental United States or the District of Columbia (to the extent that such accounts are uninsured or exceed their insurance coverage unless backed by letters of credit or cash payment documents in form and substance and issued by a bank acceptable to the Bank).

                           (viii) Any which is owed by any Affiliate, excluding those accounts receivable (or any qualifying portion thereof, if applicable) due from Superior Pharmaceutical Company to GDI that would otherwise satisfy all other provisions of this definition of "Eligible Receivables" up to a maximum acceptable amount of $100,000.00 in the aggregate. (EXAMPLE 1: If GDI has accounts receivable owing by Superior Pharmaceutical Company totaling $300,000.00, with Superior Pharmaceutical Company having contra claims against GDI totaling $250,000.00, the amount of GDI's accounts receivable owing by Superior Pharmaceutical Company that would be included for purposes of determining GDI's Eligible Receivables, assuming no other cause for exclusion of any portion thereof, is $50,000.00. EXAMPLE 2: If GDI has accounts receivable owing by Superior Pharmaceutical Company totaling $300,000.00, with Superior Pharmaceutical Company having contra claims against GDI totaling $100,000.00, the amount of GDI's accounts receivable owing by Superior Pharmaceutical that would be included for purposes of determining GDI's Eligible Receivables, assuming no other cause for exclusion of any portion thereof, is $100,000.00.)

                           (ix) Any as to which the account debtor holds or is entitled to any claim, counterclaim, set off, or chargeback (or which includes terms under which the account debtor can return to GDI for credit or refund, the goods giving rise to such account or account receivable).

                           (x) Any which is evidenced by a promissory note.

                           (xi) Any which is owed by any person employed by, or a salesperson of, GDI.

                           (xii) Any which the Bank in its reasonable discretion considers unacceptable for any reason.

EVENTS OF DEFAULT shall have the meaning given such term in Section 9 of this Agreement.

GAAP means generally accepted accounting principles in the United States of America, as from time to time in effect; provided, however, that for purposes of compliance with Section 8 of this Agreement and the related definitions, GAAP means such principles as in effect on the date of the preparation and delivery of the financial statements described in
         Section 4.3 and Schedule A hereto and consistently followed, without giving effect to any subsequent changes other than changes consented to in writing by the Bank.

HARD ASSETS means the orderly liquidation value of the unencumbered tangible assets of Able Labs as reported pursuant to an appraisal acceptable to the Bank in its sole discretion (such as the Appraisal of MB Valuation Services, Inc. dated March 21, 1997, referenced as an example for illustrative purposes only, it being acknowledged that the actual orderly liquidation value of such Hard Assets shall be adjusted from time to time to reflect the actual orderly liquidation value of such assets).

INDEBTEDNESS means all obligations that in accordance with GAAP should be classified as liabilities upon a balance sheet or to which reference should be made by footnotes thereto.

INTANGIBLE ASSETS means the sum of Indebtedness due from Affiliates, Subsidiaries, officers, directors or shareholders, plus assets that in accordance with GAAP are properly classifiable as intangible assets, including, but not limited to, goodwill, franchises, licenses, patents, trademarks, trade names and copyrights.

INTEREST means, for the applicable period, all interest paid or payable, including, but not limited to, interest paid or payable on Indebtedness and on Capital Leases, determined in accordance with GAAP.

INTEREST PAYMENT DATE means, as to each advance under the Line of Credit, the last day of such Interest Period.

INTEREST PERIOD means, as to each advance under the Line of Credit, the period commencing on the day of an advance and ending on the thirtieth (30th) day thereafter.

LEVERAGE RATIO means, for the applicable period, that quotient equal to: (A)
         Total Liabilities, divided by (B) Tangible Net Worth.

LIBOR means, as applicable to any LIBOR advance, the rate per annum (rounded upward, if necessary, to the nearest 1/32 of one percent) as determined on the basis of the offered rates for deposits in U.S. Dollars, for a thirty (30) day period of time as appearing on the Telerate page 3750 as of 11:00 a.m. London time on the day that is two (2) Banking Days preceding the first day of such advance; provided, however, if the rate described above does not appear on the Telerate System on any applicable interest determination date, LIBOR shall be the rate (rounded upwards as described above, if necessary) for deposits in dollars for a period substantially equal to the interest period on the Reuters Page "LIBO" (or such other page as may replace the LIBO Page on that service for the purpose of displaying such rates), as of 11:00 a.m. (London Time), on the day that is two (2) Banking Days preceding the first day of such advance. If both the Telerate and Reuters system are unavailable, then the rate for that date will be determined on the basis of the offered rates for deposits in U.S. Dollars for a period of time comparable to such advance which are offered by four major banks in the London interbank market at approximately 11:00 a.m. London time, on the day that is two (2) Banking Days preceding the first day of such advance. The principal London office of each of the four major London banks will be requested to provide a quotation of its U.S. Dollar deposit offered rate. If at least two such quotations are provided as requested, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. Dollars to leading European banks for a period of time comparable to such advance offered by major banks in New York City at approximately 11:00 a.m. New York City time, on the day that is two
         (2) Banking Days preceding the first day of such LIBOR advance. In the event that the Bank is unable to obtain any such quotation as provided above, it will be deemed that LIBOR pursuant to an advance cannot be determined. In the event that the Board of Governors of the Federal Reserve System shall impose a reserve percentage with respect to LIBOR deposits of the Bank, then for any period during which such reserve percentage shall apply, LIBOR shall be equal to the amount determined above divided by an amount equal to 1 minus the reserve percentage.

LINE OF CREDIT means the maximum principal amount set forth in Section 2.1 of this Agreement that the Bank may advance to GDI and GDI may borrow from the Bank.

LINE OF CREDIT NOTE means the promissory note executed and delivered by GDI which evidences the Line of Credit, as it may be amended in writing from time to time.

NET INCOME means, for any period, the net income realized, after all taxes actually paid or accrued and all expenses and other charges, determined in accordance with GAAP.

NOTES means the Line of Credit Note and the Term Note executed and delivered by GDI evidencing the Line of Credit and the Term Loan, respectively.

ODYSSEY means Odyssey Investment Partners, L.P., a Pennsylvania limited partnership, and its successors and/or assigns.

RELATED AGREEMENTS means the various agreements and documents described under the heading "Related Agreements" in Schedule A to this Agreement and such other documents as requested by the Bank, delivered or caused to be delivered, by the Obligors to the Bank.

SIRROM means Sirrom Capital Corporation, a Tennessee corporation, and its successors and/or assigns.

SUBSIDIARY means any corporation, person or entity, a majority of whose outstanding shares or other ownership interests having ordinary voting powers, shall at any time be owned or Controlled by the Obligors or one or more of their Subsidiaries.

TANGIBLE NET WORTH means, for the applicable period, Total Assets, minus the sum of: (i) Intangible Assets and (ii) Total Liabilities.

TERM LOAN means the loan in the original principal amount of $1,200,000.00 extended by the Bank to GDI under Section 3 of this Agreement.

TERM NOTE means the promissory note executed and delivered by GDI which evidences the Term Loan established under Section 3 of this Agreement.

TERMINATION DATE shall have the meaning given such term in Section 2.1 of this Agreement.

TOTAL ASSETS means total assets determined in accordance with GAAP.

TOTAL CURRENT ASSETS means total current assets determined in accordance with GAAP.

TOTAL CURRENT LIABILITIES means total current Indebtedness determined in accordance with GAAP.

TOTAL LIABILITIES means total Indebtedness determined in accordance with GAAP.

         1.2 ACCOUNTING TERMS. All terms of an accounting character shall have the meanings assigned thereto by GAAP applied on a basis consistent with the financial statements referred to in Section 4.3 of this Agreement, modified to the extent, but only to the extent, that such meanings are specifically modified herein.

         1.3 RULES OF INTERPRETATION. The following rules of interpretation shall govern this Agreement:

                  (a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

                  (b) The singular includes the plural and the plural includes the singular.

                  (c) A reference to any law includes any amendment or modification to such law.

                  (d) A reference to any person includes its permitted successors and permitted assigns.

                  (e) The words "include", "includes" and "including" are not limiting.

                  (f) All terms not specifically defined herein or by generally accepted accounting principles, which terms are defined in the Uniform Commercial Code as in effect in the Commonwealth of Massachusetts, have the meanings assigned to them therein, with the term "instrument" being that defined under Article 9 of the Uniform Commercial Code.

                  (g) The words "herein", "hereof", "hereunder" and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.


                          SECTION 2. THE LINE OF CREDIT

         2.1. THE LINE OF CREDIT. Pursuant to the terms of this Agreement and upon the satisfaction of the conditions precedent referred to in Section 5 hereof, the Bank may in its sole discretion lend to GDI, and GDI may in its sole discretion borrow from the Bank, advances not to exceed the Availability, as determined by the Bank from time to time hereafter, as evidenced by the Line of Credit Note. If any discretionary advances are made during the period from the date hereof until May 31, 1999 (as such date may be extended in writing from time to time in the Bank's sole and absolute discretion, the "Termination Date"), unless an Event of Default occurs, GDI may borrow, repay and reborrow under this Agreement; provided, however, that for any period of twelve (12) consecutive months there shall be no borrowings or reborrowings and no outstanding principal under the Line of Credit Note for at least thirty (30) consecutive days; and provided, further that all outstanding principal plus accrued and unpaid interest shall be paid in full on the Termination Date.

         2.2. ADVANCES. If any advance is made, the advance shall be made by a deposit to any of GDI's accounts with the Bank. Advances will be payable as provided in the Line of Credit Note. If any advance is made, the Bank may, at its option, record on the books and records of the Bank or endorse on a schedule attached to the Line of Credit Note, an appropriate notation evidencing any advance, each repayment on account of the principal thereof and the amount of interest paid; and GDI authorizes the Bank to maintain such records or make such notations and agrees that the amount shown on the books and records or on said schedule, as applicable, as outstanding from time to time shall constitute the amount owing to the Bank pursuant to this Agreement, absent manifest error. In the event the amount shown on the schedule conflicts with the amount noted as due pursuant to the books and records of the Bank, the books and records of the Bank shall control the disposition of the conflict.

         2.3. INTEREST. Advances made by the Bank to GDI pursuant to the Line of Credit will bear interest commencing with the date of such advance and ending on the last day of such

Interest Period at a per annum rate of LIBOR, plus two hundred fifty (250) basis points. Interest on each advance outstanding under the Line of Credit shall be paid monthly in arrears on each Interest Payment Date. All computations of interest on the Line of Credit Note shall be made on the basis of a three hundred sixty (360)-day year and actual days elapsed. On default or after maturity or after judgment has been rendered on the Line of Credit Note, the unpaid principal balance of the Line of Credit Note shall, at the option of the Bank, bear interest at a rate which is four (4) percentage points per annum greater than that which would otherwise be applicable. If, at any time, the rate of interest, together with all amounts which constitute interest and which are reserved, charged or taken by Bank as compensation for fees, services or expenses incidental to the making, negotiating or collection of any advance evidenced hereby, shall be deemed by any competent court of law, governmental agency or tribunal to exceed the maximum rate of interest permitted to be charged by the Bank to GDI, then, during such time as such rate of interest would be deemed excessive, that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of principal.


         2.4. PROCEDURES FOR BORROWING.

                  (a) GDI may request advances pursuant to the Line of Credit from time to time hereafter in accordance with the procedures set forth in
Section 2.4.(c), below.

                  (b) At the time of each advance made under or pursuant to this Agreement, GDI shall immediately become indebted to the Bank for the amount thereof. Each advance made by the Bank may, at the Bank's option, be (i) credited by the Bank to any deposit account of GDI with the Bank; (ii) credited by the Bank to a deposit account designated by GDI; (iii) paid to a person designated by GDI; (iv) paid to GDI; or (v) applied to any Indebtedness owed by GDI to the Bank (each of the foregoing of which may be by check, draft, or other written order or by bank wire or other transfer).

                  (c) Provided the Bank has received the most recent Borrowing Base Certificate required under Section 6.1.(b)(iii) below, GDI may request advances under the Line of Credit in such manner as may from time to time be acceptable to the Bank, and which may include, without limitation, (i) telephone notice to such person as may be designated by the Bank or (ii) written notice.

         2.5. ADVANCES IN EXCESS OF AVAILABILITY; REPAYMENTS. The making of loans, advances, and credits by the Bank in excess of Availability is for the benefit of GDI and does not affect the obligations of GDI hereunder. The making of any such loans, advances, and credits in excess of Availability on any one occasion shall not obligate the Bank to make any such loans, credits, or advances on any other occasion nor to permit such loans, credits, or advances to remain outstanding. In the event that the amount of the Availability decreases below the then principal balance of such loans, the Borrower shall immediately pay to the Bank the amount by which such principal balance exceeds the Availability.

         2.6. PREPAYMENTS. GDI may prepay the Line of Credit Note, in whole or in part, at any time, without penalty, but GDI shall pay to the Bank a yield maintenance fee in an amount computed as follows: the current rate for United States Treasury securities (bills on discounted basis shall be converted to a bond equivalent) with a maturity date closest to the maturity date of the advance(s) as to which the prepayment is made, shall be subtracted from the "cost of funds" component of LIBOR as in effect at the time of prepayment. If the result is zero or a negative number, there shall be no yield maintenance fee. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the applicable term for the advance(s) as to which the prepayment is made. Said amount shall be reduced to present value calculated by using the number of days remaining in the designated term and using the above-referenced United States Treasury security rate and the number of days remaining in the applicable term for the advance(s) as to which the prepayment is made. The resulting amount shall be the yield maintenance fee due to the Bank upon prepayment. If by reason of an event of default the Bank elects to declare the Line of Credit Note to be immediately due and payable, then any yield maintenance fee with respect to the Line of Credit Note shall become due and payable in the same manner as though GDI had exercised such right of prepayment. Any prepayment hereunder will be applied first to the payment of all accrued interest to the date of the prepayment and the remainder to the outstanding principal.

         2.7. LATE CHARGE. The Bank may collect a late charge not to exceed five percent (5.0%) of any installment of principal or interest, or of any other amount due to the Bank which is not paid or reimbursed by GDI within ten (10) days of the due date thereof to defray the cost and extra expense involved in handling such delinquent payment and the increased risk of non-collection. The minimum late charge shall be $25.00.

         2.8. USE OF PROCEEDS. All advances under the Line of Credit shall be used by GDI solely for working capital purposes.


                            SECTION 3. THE TERM LOAN

         3.1. THE TERM LOAN. Pursuant to the terms of this Agreement and upon the satisfaction of the conditions precedent referred to in Section 5 hereof, the Bank shall lend to GDI, and GDI shall borrow from the Bank the principal amount of One Million Two Hundred Thousand Dollars ($1,200,000.00) (the "Term Loan") as evidenced by the Term Note. The proceeds of the Term Loan shall be used solely to assist in the financing of the acquisition of the assets of Generic Distributors Limited Partnership, as more fully set forth and contemplated under the Asset Purchase Agreement.

         3.2. REPAYMENT. The Term Note shall be payable over a five (5) year term, with interest on the outstanding principal balance of the Term Note being paid monthly in arrears and quarterly principal reduction payments of $42,860.00 each being made on the final day of each February, May, August and November, commencing May 31, 1998, as more particularly set forth in the Term Note. Additionally, so long as the Leverage Ratio of GDI is equal to or greater than
3.00 to 1.0 (as measured at each fiscal year end commencing as of the fiscal year ending December 31,

1998), GDI shall make an annual principal reduction payment due on April 30th of each year, the first of such annual payments being due and payable on April 30, 1999 and continuing on each anniversary date thereafter, in an amount equal to the product of: (i) Earnings Before Interest, Taxes, Depreciation and Amortization in excess of the amount required to satisfy the Debt Service Coverage Ratio for the preceding fiscal year, multiplied by (ii) a factor of one-half (1/2). The Bank may, at its option, record on the books and records of the Bank or endorse on a schedule attached to the Term Note, an appropriate notation evidencing each repayment on account of the principal thereof and the amount of interest paid; and GDI authorizes the Bank to maintain such records or make such notations and agree that the amount shown on the books and records or on said schedule, as applicable, as outstanding from time to time shall constitute the amount owing to the Bank pursuant to the Term Loan, absent manifest error. In the event the amount shown on the schedule conflicts with the amount noted as due pursuant to the books and records of the Bank, the books and records of the Bank shall control the disposition of the conflict.

         3.3. INTEREST. The outstanding principal balance of the Term Note will bear interest at a per annum rate of LIBOR, plus three hundred (300) basis points. All computations of interest on the Term Note shall be made on the basis of a three hundred sixty (360)-day year and actual days elapsed. On default or after maturity or after judgment has been rendered on the Term Note, the unpaid principal balance of the Term Note shall, at the option of the Bank, bear interest at a rate which is four (4) percentage points per annum greater than that which would otherwise be applicable. If, at any time, the rate of interest, together with all amounts which constitute interest and which are reserved, charged or taken by Bank as compensation for fees, services or expenses incidental to the making, negotiating or collection of any advance evidenced hereby, shall be deemed by any competent court of law, governmental agency or tribunal to exceed the maximum rate of interest permitted to be charged by the Bank to GDI, then, during such time as such rate of interest would be deemed excessive, that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of principal.

         3.4. PREPAYMENTS. GDI may prepay the Term Note, in whole or in part, at any time, without penalty, but GDI shall pay to the Bank a yield maintenance fee in an amount computed as follows: the current rate for United States Treasury securities (bills on discounted basis shall be converted to a bond equivalent) with a maturity date closest to the remaining term of the interest period, shall be subtracted from the "cost of funds" component of LIBOR as in effect at the time of prepayment. If the result is zero or a negative number, there shall be no yield maintenance fee. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the term of the interest period. Said amount shall be reduced to present value calculated by using the number of days remaining in the designated term and using the above-referenced United States Treasury security rate and the number of days remaining in the term as to which the prepayment is made. The resulting amount shall be the yield maintenance fee due to the Bank upon prepayment. If by reason of an event of default the Bank elects to declare the Term Note to be immediately due and payable, then any yield maintenance fee with respect to the Term Note shall become due and payable in the same manner as though GDI had exercised such right of prepayment. Any prepayment hereunder will be applied first to the payment of all accrued interest to the date of the prepayment and the remainder to the outstanding principal.

         3.5. LATE CHARGE. The Bank may collect a late charge not to exceed five percent (5.0%) of any installment of principal or interest, or of any other amount due to the Bank which is not paid or reimbursed by GDI within ten (10) days of the due date thereof to defray the cost and extra expense involved in handling such delinquent payment and the increased risk of non-collection. The minimum late charge shall be $25.00.

         3.6. USE OF PROCEEDS. GDI shall use the proceeds of the Term Loan to fund the cash portion of the purchase price under the Asset Purchase Agreement.


                    SECTION 4. REPRESENTATIONS AND WARRANTIES

         The Obligors hereby represent and warrant to the Bank (which representations and warranties will survive the delivery of the Notes and this Agreement and the making of any advances and shall be deemed to be continuing until the Notes are fully paid and this Agreement is terminated) that:

         4.1. EXISTENCE AND POWER. (a) The Obligors are and will each continue to be, duly organized and validly existing and in good standing under the laws of their respective states of organization; (b) the Obligors have each filed in all locations required under the laws of each jurisdiction in which they do business; (c) the Obligors are each qualified and in good standing to do business in all other jurisdictions in which the property owned, leased or operated by them or the nature of the business conducted by them makes such qualification necessary; except where the failure to be so qualified would not have a material adverse effect on the business, assets, operations, liabilities or financial condition of such Obligor; (d) the Obligors have the power to execute and deliver this Agreement, the Notes, the Related Agreements and to borrow hereunder; and (e) the Obligors have all requisite permits, authorizations and licenses, without unusual restrictions or limitations, to own, operate and lease their properties and to conduct the business in which they are presently engaged, all of which are in full force and effect, except where the failure to do so would not have a material adverse effect on the business, assets, operations, liabilities or financial condition of such Obligor.

         4.2. AUTHORITY. The making and performance by the Obligors of this Agreement and the Related Agreements have been authorized by all necessary corporate action. The execution and delivery of this Agreement, the Notes and the Related Agreements, the consummation of the transactions herein and therein contemplated, the fulfillment of or compliance with the terms and provisions hereof and thereof, (a) are within their powers, (b) will not violate any provision of law or of their respective organizational documents, or (c) will not result in the breach of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Obligors pursuant to any indenture or bank loan or credit agreement (other than those with the Bank) or other agreement or instrument to which any Obligor is a party. Except as provided on Schedule A under the heading "Consents and Approvals," no approval, authorization, consent or other order of or registration or filing with any person, entity or governmental body is required in connection with the making and performance of this Agreement, the Notes or the Related Agreements, except where the failure to obtain such approval, authorization, consent or other order of or registration or filing would not have a material adverse effect on the business, assets, operations, liabilities or financial condition of such Obligor.

         4.3. FINANCIAL CONDITION. The financial statements described in Schedule A hereto under the heading "Description of Financial Statements", heretofore delivered to the Bank, were prepared in conformity with GAAP and are correct and complete and fairly present in all material respects the financial condition and the results of operations of the Obligors for the periods and as of the dates thereof. There are no direct or contingent liabilities not disclosed in such statements or in Schedule A hereto under the heading "Liabilities Not Disclosed in Financial Statements." Since the date of the latest financial statement delivered to the Bank, there has been no material adverse change in the assets, liabilities, financial condition, business or prospects of the Obligors or any Affiliate since the date of such financial statements.

         4.4. INFORMATION COMPLETE. Subject to any limitations stated therein or in connection therewith, all information furnished or to be furnished by the Obligors pursuant to the terms hereof is, or will be at the time the same is furnished, accurate and complete in all material respects necessary in order to make the information furnished, in the light of the circumstances under which such information is furnished, not misleading.

         4.5. STATUTORY COMPLIANCE. The Obligors are in compliance with all federal, state, county and municipal laws, ordinances, rules or regulations applicable to them, their property or the conduct of their business, including, without limitation, those pertaining to or concerning the employment of labor, employee benefits, public health, safety and the environment except as such non-compliance would not have a material adverse effect on the assets, liabilities or financial condition of such Obligor.

         4.6. LITIGATION. Except such as are disclosed in Schedule A hereto under the heading "Litigation, Pending or Threatened," no proceedings by or before any private, public or governmental body, agency or authority and no litigation is pending, or, so far as is known to the Obligors or any of its officers, threatened against them

         4.7. SUBSIDIARIES, AFFILIATES. The Obligors have no Subsidiaries or Affiliates other than those shown on Schedule A attached hereto under the heading "Subsidiaries, Affiliates and Trade Names". DynaGen is the sole shareholder of both GDI and Able Labs.

         4.8. EVENTS OF DEFAULT. No Event of Default has occurred and no event has occurred or is continuing which, pursuant to the provisions of Section 9, with the lapse of time and/or the giving of a notice specified therein, would constitute such an Event of Default.

         4.9. USE OF PROCEEDS. GDI shall use the proceeds of each advance under the Line of Credit for general working capital purposes, and no part of such proceeds will be used, in whole or in part, for the purpose of (a) acquiring all or substantially all of the assets or stock of any

                                      -13
person, entity or corporation or (b) purchasing or carrying any "margin stock" as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System.

         4.10. VALIDITY. This Agreement, the Notes and all Related Agreements, upon the execution and delivery thereof, will be legal, valid, binding and enforceable obligations of the Obligors in accordance with the terms of each.

         4.11. TITLE TO PROPERTY. The Obligors have good and marketable title to their properties and assets subject to no mortgage, pledge, lien, security interest, encumbrance or other charge not set forth in (a) Schedule A hereto under the heading "Encumbrances Not Otherwise Disclosed", (b) the financial statements delivered pursuant to Section 4.3 above or (c) any Related Agreement.

         4.12. TAXES. The Obligors have filed all tax returns and reports required to be filed by them with all federal, state or local authorities and have paid in full or made adequate provision for the payment of all taxes, interest, penalties, assessments or deficiencies shown to be due or claimed to be due on or in respect of such tax returns and reports.

         4.13. BUSINESS NAME AND LOCATIONS. The Obligors conduct their business solely in their own name without the use of a trade name or the intervention of or through any other entity of any kind, other than as disclosed on Schedule A under the heading "Subsidiaries, Affiliates and Trade Names." All books and records relating to the Obligors' assets are located at the Obligors' chief executive offices as set forth above and their other places and locations, where their assets are located, are as set forth on Schedule A hereto under the heading "Places of Business."

         4.13. ERISA. Except as any such actions would not have a material adverse effect on such Obligors business, assets, operations, liabilities or financial condition, the Obligors shall not:

                  (i) violate or fail to be in full compliance with any Employee Benefit Plan. As used herein, the term "Employee Benefit Plan" has the same meaning given it in Section 3(3) of the Employee Retirement Insurance Security Act of 1974, P.L. 93-406 (September 2, 1974) (hereinafter referred to as "ERISA") with the exception of any requirement of any relationship to interstate commerce imposed thereon;

                  (ii) fail timely to file all reports and filings required by ERISA to be filed by the Obligors;

                  (iii) engage in any "prohibited transactions" or "reportable events" (respectively as described in ERISA);

                  (iv) engage in, or commit, any act such that a tax or penalty could be imposed upon the Obligors on account thereof pursuant to ERISA;

                  (v) accumulate any material funding deficiency within the meaning of ERISA; or

                  (vi) terminate any Employee Benefit Plan such that a lien could be asserted against any assets of the Obligors on account thereof pursuant to ERISA.

        4.14. HAZARDOUS MATERIALS. (d) The Obligors have never: occupied or operated a site or vessel on which any hazardous material or oil was stored or transported without compliance with all statutes, regulations, ordinances, directives, and orders of every federal, state, municipal and other governmental authority which has or claims jurisdiction relative thereto, (site, vessel, and hazardous material respectively being defined in Mass. Gen. Laws Ch.21E); disposed of, transported, or arranged for the transport of any hazardous material or oil without compliance with all such statutes, regulations, ordinances, directives, and orders; been legally responsible for any release or threat of release of any hazardous material or oil; received notification of any potential or known release or threat of release of any hazardous material or oil from any site or vessel occupied or operated by the Obligors and/or of the incurrence of any expense or loss in connection with the assessment, containment, or removal of any release or threat of release of any hazardous material or oil from any such site or vessel. (e) The Obligors shall: not dispose of any hazardous material or oil on any site or vessel occupied or operated by the Obligors; not store on any site or vessel occupied or operated by the Obligors, or transport or arrange for the transport of any hazardous material or oil except if such storage or transport is in the ordinary course of the Obligors' business and is in compliance with all such statutes, regulations, ordinances, directives and orders; take all such action, including, without limitation, the conducting of engineering tests to confirm that no hazardous material or oil is or ever was disposed of on any site or vessel occupied or operated by the Obligors; provide the Bank with written notice: upon the intended storage or transport of any hazardous material or oil by the Obligors; upon the Obligors' obtaining knowledge or notice of any potential or known release or threat of release of any hazardous material or oil at or from any site or vessel occupied or operated by the Obligors; and/or upon the Obligors' obtaining knowledge of any incurrence of any expense or loss by any governmental authority in connection with the assessment, containment, or removal of any hazardous material or oil for which expense or loss the Obligors may be liable.


                         SECTION 5. CONDITIONS PRECEDENT

         5.1. INITIAL ADVANCES. The initial advance under the Line of Credit and the Term Loan shall be subject to the following conditions precedent:

         (a) PROOF OF ACTION. The Bank shall have received such documents evidencing each of the Obligors' power to execute and deliver this Agreement, the Notes and the Related Agreements as the Bank or its counsel shall reasonably request.

         (b) THE NOTES, RELATED AGREEMENTS AND DOCUMENTS. The Obligors shall have delivered to the Bank this Agreement and such other documents as the Bank may request including, but not limited to, the following:

                 (i)    the Line of Credit Note made by GDI payable to the Bank;
                 (ii)   the Term Note made by GDI payable to the Bank;

                 (iii) an unconditional and unlimited Guaranty from DynaGen with respect to the obligations of GDI to the Bank;
                 (iv) an unconditional and unlimited Guaranty from Able Labs with respect to the obligations of GDI to the Bank;
                 (v) a Pledge and Security Agreement from DynaGen with respect to 100% of the stock of GDI and 51% of the stock of Able Labs to secure DynaGen's liabilities and obligations to the Bank including, but not limited to, its Guaranty and DynaGen's obligations hereunder;
                 (vi) a Security Agreement from Able Labs covering all business assets to secure Able Labs' liabilities and obligations to the Bank including, but not limited to, its Guaranty and Able Lab's obligations hereunder;
                 (vii) a Security Agreement from GDI covering all business assets to secure its liabilities and obligations to the Bank;
                 (viii) a Pledge Agreement with respect to a $100,000.00 cash collateral account established by GDI to secure the Obligors' obligations to the Bank;
                 (ix) a Landlord Waiver and an Assignment of Lessee's Interests (with lessor's consent) with respect to the location of GDI in Monroe, Louisiana;
                 (x) an Assignment of Seller's Representations and Warranties obtained in connection with the asset acquisition of Generic Distributors Limited Partnership;
                 (xi) an Assignment of Covenants Not to Compete with respect to the employment contracts entered into with Messrs. Couvillon and Johnson in connection with the asset acquisition of Generic Distributors Limited Partnership; and
                 (xii) a fully executed and completed Asset Purchase Agreement with copies of all schedules and exhibits thereto.

         (c) APPROVAL OF BANK COUNSEL. All legal matters incident to the transactions hereby contemplated shall be satisfactory to counsel for the Bank.

         (d) OPINIONS OF COUNSEL. The Bank shall have received from both counsel for the Obligors and counsel for the Sellers under the Asset Purchase Agreement a written opinion satisfactory, in form and substance, to the Bank and its counsel.

         (e) WAIVER AND CONSENT. The Bank shall have been furnished with a waiver and consent from each of Sirrom and Odyssey (and any other necessary party listed under the heading "Consents ands Approvals" on Schedule A annexed hereto) with respect to the establishment of the Line of Credit and the Term Loan, such waivers and consents to be in form and substance satisfactory to the Bank and its counsel.

         5.2 SUBSEQUENT ADVANCES. Every advance under the Line of Credit may be made by the Bank in the sole discretion of the Bank, but in any event shall be subject to the following conditions precedent that:

        (a) NO EVENT OF DEFAULT. No Event of Default has occurred and no event has occurred or is continuing which, pursuant to the provisions of Section 9, with the lapse of time and/or the giving of notice as specified therein, would constitute an Event of Default.

         (b) NO MATERIAL ADVERSE CHANGE. There has been no material adverse change (as determined solely by the Bank) in the assets, liabilities, financial condition or business of the Obligors since the date of any financial statements delivered to the Bank before or after the date of this Agreement.

         (c) REPRESENTATIONS AND WARRANTIES. That the representations and warranties contained in Sections 4.1 through 4.14 are true and correct in all material respects, and that the Obligors shall have so certified to the Bank. Any request for a borrowing shall be deemed a certification by the Obligors as to the truth and accuracy of the representations and warranties contained in Sections 4.1 through 4.14 as of the date of such request.


                        SECTION 6. AFFIRMATIVE COVENANTS

         Unless the Bank consents in writing, the Obligors covenant and agree that, until payment in full of the Notes and the complete performance of all obligations hereunder and under any Related Agreement, they shall:



         6.1. FINANCIAL STATEMENTS; NOTICE OF DEFAULT. Deliver to the Bank:

         (a) GENERAL INFORMATION: promptly upon the Bank's written request, such information (not otherwise required to be delivered by this Section 6.1) about the financial condition, business and operations of the Obligors and/or any Affiliate or Subsidiary as the Bank may, from time to time, reasonably request.

         (b) MONTHLY REPORTS OF GDI: within twenty (20) days after the close of each calendar month, in form and detail satisfactory to the Bank, GDI shall furnish the Bank with:

              (i) a statement, current as of the close of business on the last business day of the preceding calendar month, setting forth all Eligible Receivables of GDI, showing separately those receivables which are less than 30, 60 and 90 days old, the value of each category, together with a description of all liens, claims, encumbrances, setoffs, defenses and counterclaims with respect to any other receivables and certified by an officer of GDI;

              (ii) a statement, current as of the close of business on the last business day of the preceding calendar month, setting forth all Eligible Inventory of GDI and certified by an officer of GDI; and

              (iii) a Borrowing Base Certificate certified by an officer of GDI.

         (c) QUARTERLY REPORTS OF GDI: within sixty (60) days after the close of each fiscal quarter of GDI, a balance sheet as of the close of each period and statements of income and retained earnings for that portion of the year-to-date then ended and internally prepared by GDI and certified by an officer as true, accurate and complete.

         (d) ANNUAL REPORTS OF GDI: within one hundred twenty (120) days after the close of each fiscal year of GDI, financial statements including a balance sheet as of the close of such year and statements of income and retained earnings and cash flows for the year then ended, and accompanied by a report thereon, prepared in conformity with GAAP and containing an opinion, unqualified as to scope, of a firm of independent certified public accountants acceptable to the Bank.

         (e) QUARTERLY REPORTS OF DYNAGEN'S AFFILIATES: within sixty (60) days after the close of each fiscal quarter of DynaGen, a balance sheet as of the close of each fiscal quarter and statements of income and retained earnings for that portion of the year-to-date then ended for each one of the Obligors and Superior Pharmaceutical Company and internally prepared by such entity and certified by an officer of such entity as true, accurate and complete.

         (f) sECURITIES FILINGS OF DYNAGEN: within ten (10) days after filing same with the Securities and Exchange Commission as required by applicable law, DynaGen shall furnish the Bank with copies of all such filings including, without limitation, Form 10-K and Form 10-Q reports.

         (g) CERTIFICATE OF COMPLIANCE: simultaneously with the delivery of the financial statements required in (c) above, a Certificate of Compliance certifying that, as at the end of the applicable period, the Obligors are in full compliance with all affirmative, negative and financial covenants set forth in this Agreement applicable to such persons and certified by an officer of such person(s), as accurate, true and complete.

     All financial statements delivered to the Bank shall be consolidated and/or consolidating, as the Bank shall require. Upon becoming aware of any Event of Default or of any occurrence which but for the giving of notice or the passage of time would become an Event of Default, the Obligors will promptly deliver written notice thereof to the Bank.

     6.2. INSURANCE. (a) Keep their properties insured against fire and other hazards (so called "All Risk" coverage) in amounts and with companies satisfactory to the Bank to the same extent and covering such risks as is customary in the same or a similar business, but in no event in an amount less than the full insurable value thereof, which policies shall name the Bank as loss payee as its interest may appear, (b) maintain public liability coverage against claims for personal injuries or death, and (c) maintain all worker's compensation, employment or similar insurance as may be required by applicable law. Such All Risk property insurance coverage shall provide for a minimum of thirty (30) days' written cancellation notice to the Bank. The Obligors agree to deliver copies of all of the aforesaid insurance policies to the Bank. In the event of any loss or damage to any of their respective assets, including any collateral securing any advance under the Line of Credit or indebtedness outstanding under the Term Loan, they shall give immediate written notice to the Bank and to their respective insurers of such loss or damage and shall promptly file proofs of loss with said insurers.

     6.3. COMPLIANCE WITH LAWS; PAYMENT OF TAXES AND OTHER LIENS. Comply with all federal, state, county and municipal laws, rules, ordinances and regulations applicable to them, their business or property, including without limitation, those pertaining to or concerning the employment of labor, employee benefits, public health, safety and the environment, except where non-compliance would not have a material adverse effect on the business, assets, operations, liabilities or financial condition of such Obligor. The Obligors shall pay all taxes, assessments, governmental charges or levies, or claims for labor, supplies, rent and other obligations made against them or their property which, if unpaid, might become a lien or charge against them or their property, except liabilities being contested in good faith with the prior written consent of the Bank and against which, if requested by the Bank, they shall maintain reserves in amount and in form (book, cash, bond or otherwise) satisfactory to the Bank.

     6.4. CHIEF EXECUTIVE OFFICES AND PLACES OF BUSINESS. Maintain their chief executive offices, principal places of business and locations of assets at the locations set forth in this Agreement. All business records, including those pertaining to all accounts and contract rights, shall be kept at the said chief executive offices, unless prior written consent of Bank is obtained to a change of location.

     6.5. INSPECTION. Upon reasonable prior notice, allow the Bank by or through any of its officers, agents, attorneys, or accountants designated by it, for the purpose of ascertaining whether or not each and every provision hereof and of any Related Agreement, instrument or document is being performed and for the purpose of examining assets and the records relating thereto, to enter their offices, residence, and plants to examine or inspect any of the properties, books and records or extracts therefrom and to make copies thereof and to discuss the affairs, finances and accounts thereof with it and its accountants, all at such reasonable times and as often as the Bank may reasonably request, it being acknowledged that the Bank need not provide any such prior notice in the event that there then exists an Event of Default or the Bank deems itself insecure.

     6.6. LITIGATION. Promptly advise the Bank of the commencement of or threat of litigation, including arbitration proceedings and any proceedings before any governmental agency, which might have an adverse effect upon their assets, liabilities, financial condition or business, or where the amount involved is $50,000 or more.

     6.7. NOTICES OF ENVIRONMENTAL AND LABOR ACTIONS AND CLAIMS. Immediately notify the Bank in writing of (a) any enforcement, clean-up, removal or other action instituted or threatened by any federal, state, county or municipal authority or agency pursuant to any public health, safety or environmental laws, rules, ordinances and regulations, (b) any and all claims made or threatened by any third party against the Obligors or any real property owned or operated by them relating either to the existence of, or damage, loss or injury from any toxic substances or hazardous wastes or any other conditions constituting actual or potential violations of such laws, rules, ordinances or regulations and (c) any enforcement or compliance action, instituted or threatened or claim made or threatened by any federal or state authority relating to the employment of labor or employee benefits.

     6.8. MAINTENANCE OF EXISTENCE. Continue to conduct their business as presently conducted, maintain their existence and maintain their properties in good repair, working order and operating condition. The Obligors shall immediately notify the Bank of any event causing material loss or unusual depreciation in the value of their business assets and the amount of same.

     6.9. PERFORMANCE. Comply with all terms and conditions of this Agreement, the Related Agreements and the Notes and pay all debts before the same shall become delinquent.

     6.10. DEPOSITS. Maintain the Bank as their principal bank of deposit and account.


                          SECTION 7. NEGATIVE COVENANTS

     Unless the Bank consents in writing, the Obligors covenant and agree that, until payment is made in full of the Notes and the complete performance of all obligations hereunder and under any Related Agreement, they shall not:

     7.1. ENCUMBRANCES AND AGREEMENTS NOT TO PLEDGE.

         (a) Incur or permit to exist any lien, mortgage, security interest, pledge, charge or other encumbrance against any of their property or assets, whether now owned or hereafter acquired (including, without limitation, any lien or encumbrance relating to any response, removal or clean-up of any toxic substances or hazardous wastes), except: (i) Permitted Liens as set forth on Schedule A under the heading "Permitted Liens"; (ii) liens in favor of the Bank, as contemplated pursuant to this Agreement; (iii) pledges or deposits in connection with or to secure worker's compensation and unemployment insurance;
(iv) tax liens which are being contested in good faith and for which proper reserves have been established; (v) liens, mortgages, security interests, pledges, charges or other encumbrances in favor of the Bank or specifically permitted, in writing, by the Bank; and (vi) liens created in connection with purchase money financing by any of the Obligors in an amount not to exceed $500,000.00 in the aggregate.

         (b) Except as heretofore previously existing and disclosed to the Bank as set forth on Schedule A under the heading "Preexisting Agreements", enter into or permit to exist any agreement, arrangement or understanding, either oral or in writing, with any person or entity other than the Bank, which restricts or prohibits the Obligors from incurring or permitting to exist any lien, mortgage, security interest, pledge, charge or other encumbrance on all or any portion of the Obligors' property or assets.

     7.2. LIMITATION ON INDEBTEDNESS. Create or incur any indebtedness for borrowed money, become liable, either actually or contingently, in respect of letters of credit or banker's acceptances or issue or sell any of its obligations, excluding, however, from the operation of this covenant: (a) the Line of Credit and Term Loan hereunder; (b) indebtedness owed by DynaGen to Huntington National Bank under a certain $9,000,000.00 line of credit facility established in connection with the acquisition of the stock of Superior Pharmaceuticals, Inc., (c) indebtedness in the aggregate principal amount of $3,000.000.00 owed by DynaGen to Sirrom and Odyssey; (d) indebtedness in the aggregate principal amount of $5,000,000.00 owed by DynaGen to the prior shareholders of Superior Pharmaceuticals, Inc.; (e) unsecured and subordinate bridge loan financing for DynaGen and Able Labs only an aggregate amount not exceeding $500,000.00; and (f) unsecured Indebtedness in an aggregate amount not exceeding $535,000.00 to GFL Performance Fund Limited pursuant to a certain Note Purchase Agreement dated as of January 31, 1996 by and between DynaGen and GFL Performance Fund Limited.

     7.3. DISPOSITION OF ASSETS. Sell, lease, pledge, transfer or otherwise dispose of all or any of their assets (other than the disposition of inventory in the ordinary course of business as presently conducted), whether now owned or hereafter acquired, except for Permitted Liens and liens or encumbrances required or permitted hereby or by any Related Agreement.

     7.4. CONTINGENT LIABILITIES. Except as listed under the heading "Contingent Liabilities" on Schedule A annexed hereto, assume, guarantee, endorse or otherwise become liable upon the obligations of any person, entity or corporation except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

     7.5. CONSOLIDATION, MERGER, OR CONVERSION. Without the Bank's prior written consent, merge, consolidate or convert with or into any other corporation or entity; and, for the purposes of this Section 7.5, the acquisition of all or substantially all of the assets, together with the assumption of all or substantially all of the obligations and liabilities, of any corporation or entity shall be deemed to be a consolidation with such corporation or entity; provided, however, that DynaGen may acquire the capital stock or assets of another corporation or entity through the issuance of DynaGen's equity securities (whether common stock or preferred stock) and without DynaGen incurring or guarantying any Indebtedness to such corporation, entity or other party as apart of such acquisition, merger or other business combination.

     7.6. LOANS, ADVANCES, INVESTMENTS. Except as expressly permitted herein, without the Bank's prior written consent, purchase or otherwise acquire any shares, ownership interest or obligations of, or make loans or advances to, or investments in, any individual, entity or corporation (including, without limitation, any Affiliate or Subsidiary) other than investments in direct obligations of the United States of America, certificates of deposit (or similar investments) issued by the Bank, or those investments made from time to time consistent with the terms and conditions of DynaGen's current investment policy (a copy of which is set forth under the heading "DynaGen Investment Policy" on Schedule A annexed hereto).

     7.7. ACQUISITION OF SHARES OF OBLIGOR. Without the Bank's prior written consent, purchase, acquire, redeem or retire for cash, or make any commitment to purchase, acquire, redeem or retire any of the shares or other ownership interest of the Obligors, whether now or hereafter outstanding, except for redemptions required under previously issued preferred shares of DynaGen and warrants issued in favor of Sirrom and Odyssey as set forth under the heading "Redemptions" on Schedule A annexed hereto.

     7.8. DIVIDENDS. Except as described under the heading "Dividends" on Exhibit A annexed hereto, declare, pay, authorize or make any Dividend, except Dividends payable solely in capital stock.

     7.9 ISSUANCE OF STOCK. Without the Bank's prior written consent and pertaining to GDI and Able only, issue any additional share of common stock.

     7.10. TRANSACTIONS WITH SUBSIDIARIES AND AFFILIATES. Enter into, or be a party to, any transaction with any Subsidiary or Affiliate (including, without limitation, transactions involving the purchase, sale or exchange of property, the rendering of services or the sale of stock) except in the ordinary course of business and upon fair and reasonable terms no less favorable than would be obtained in a comparable arm's-length transaction with a person other than a Subsidiary or an Affiliate. GDI may reimburse DynaGen for certain intercompany expenses paid by DynaGen and relating to GDI incurred in the ordinary course of business, such expenses not to exceed $15,000.00 per month or $125,000.00 in the aggregate during any fiscal year.

     7.11. CHANGE OF NAME OR LOCATION. Without the Bank's prior written consent, change their names or conduct their business under any trade name or style other than as hereinabove set forth or change their chief executive office, places of business or the present locations of their assets or records relating thereto from those addresses hereinabove set forth.

     7.12. SUBSIDIARIES, AFFILIATES. Without the Bank's prior written consent, acquire, form or dispose of any Subsidiary or Affiliate or acquire all or substantially all or any material portion of the shares or other ownership interest or assets of any other person, entity or corporation.

     7.13. STRUCTURE, TAX CLASSIFICATION. Without the Bank's prior written consent, make or consent to a change in capital structure or convert into any other type of entity, or change an election to be taxed under Subchapter C of the Internal Revenue Code.


                         SECTION 8. FINANCIAL COVENANTS

     Unless the Bank consents in writing, the Obligors covenant and agree that until payment in full of the Notes and the complete performance of all obligations hereunder and under any Related Agreement:

     8.1. CALCULATION OF FINANCIAL COVENANTS. The calculation of the financial covenants set forth in this Section 8 shall be measured against the financial statements required to be delivered to the Bank pursuant to Section 6.1 of this Agreement on both a consolidated basis and on a consolidating basis.

     8.2. CURRENT RATIO. GDI shall not permit its Current Ratio to be less than the ratio of 1.75 to 1.0 as of the end of any fiscal quarter.

     8.3. TANGIBLE NET WORTH. GDI shall not permit its Tangible Net Worth to fall below the dollar amount set for such measuring date:

         For the fiscal year ending December 31, 1997,
         and for each fiscal quarter (other than the
         fourth quarter) ending during the fiscal
         year of 1998...........................................$440,000.00;

         For the fiscal year ending December 31, 1998,
         and for each fiscal quarter (other than the
         fourth quarter) ending during the fiscal year
         of 1999.............................................$  640,000.00;

         For the fiscal year ending December 31, 1999,
         and for each fiscal quarter (other than the
         fourth quarter) ending during the fiscal year
         of 2000.............................................$  840,000.00;

         For the fiscal year ending December 31, 2000,
         and for each fiscal quarter (other than the
         fourth quarter) ending during the fiscal year
         of 2001.............................................$1,040,000.00; and

         For the fiscal year ending December 31, 2001,
         and for each fiscal quarter (other than the
         fourth quarter) thereafter..........................$1,240,000.00.

     8.4. LEVERAGE RATIO. GDI shall not permit its Leverage Ratio to exceed the ratio set for such period:

         For the fiscal quarter ending December 31, 1997.......4.70 to 1.0;

         For the fiscal quarter ending March 31, 1998..........4.50 to 1.0;

         For the fiscal quarter ending June 30, 1998...........4.25 to 1.0;

         For the fiscal quarter ending September 30, 1998......4.00 to 1.0;

         For the fiscal quarter ending December 31, 1998.......3.75 to 1.0;

         For the fiscal quarter ending March 31, 1999..........3.50 to 1.0;

         For the fiscal quarter ending June 30, 1999...........3.25 to 1.0; and

         For the fiscal quarter ending September 30, 1999 and as of the end of each fiscal quarter thereafter...3.00 to 1.0.

     8.5. DEBT SERVICE COVERAGE RATIO. GDI shall not permit its Debt Service Coverage Ratio, measured annually as of each fiscal year end, to be less than the ratio of 1.25 to 1.0.

     8.6. NET INCOME. GDI shall not permit its Net Income to be less than $200,000.00 for any fiscal year.

                     SECTION 9. EVENTS OF DEFAULT; REMEDIES

     If any one or more of the following "Events of Default" shall occur:

     9.1. (a) Failure to make due payment of the principal of the Notes, or in the payment of interest on the Notes or in the payment of any other liability owing by any of the Obligors, now existing or hereinafter incurred, whether direct or contingent or (b) any Related Agreement ceases to be in full force and effect or any party to any Related Agreement notifies the Bank that such party has no continuing obligation to pay or perform in accordance with the terms of the applicable Related Agreement; or

     9.2. Failure by the Obligors to observe or perform any covenant contained in Sections 6.1, 6.3, 6.5 through 6.9, 7.1 through 7.4, 7.6, 7.9 and 7.12 hereof, or failure by the Obligors or any Affiliate (excluding Superior Pharmaceutical Company) or any other party executing a Related Agreement to perform any act, duty, obligation or other agreement contained in this Agreement, the Notes or any Related Agreement for fifteen (15) days following the Bank giving notice thereof; or

     9.3. Any representation or warranty made by the Obligors herein or in any Related Agreement, or any statement, certificate or other data furnished by the Obligors in connection herewith or with any Related Agreement, proves at any time to be incorrect in any material respect; or

     9.4. A judgment or judgments for the payment of money in excess of $50,000 shall be rendered against the Obligors or any Affiliate (excluding Superior Pharmaceutical Company), and any such judgment shall remain unsatisfied and in effect for any period of thirty (30) consecutive days without a stay of execution; or

     9.5. Any levy, seizure, attachment, garnishment, execution or similar process shall be issued or levied on any of the Obligors' or Affiliate's (excluding Superior Pharmaceutical Company) property; or

     9.6. The Obligors or any Affiliate (excluding Superior Pharmaceutical Company) shall (a) apply for or consent to the appointment of a receiver, conservator, trustee or liquidator of all or a substantial part of any of its assets; (b) be unable, or admit in writing its inability, to pay its debts as they mature; (c) file or permit the filing of any petition, case, arrangement, reorganization, or the like under any insolvency or bankruptcy law, or the adjudication of it as a bankrupt, or the making of an assignment for the benefit of creditors or the consenting to any form of arrangement for the satisfaction, settlement or delay of debt or the appointment of a receiver for all or any part of its properties; or (d) take any action for the purpose of effecting any of the foregoing; or

     9.7. An order, judgment or decree shall be entered, or a case shall be commenced, against the Obligors or any Affiliate (excluding Superior Pharmaceutical Company), without the application, approval or consent of the Obligors or such Affiliate (excluding Superior Pharmaceutical Company) by or in any court of competent jurisdiction, approving a petition or permitting the commencement of a case seeking reorganization or liquidation of the Obligors or such Affiliate (excluding Superior Pharmaceutical Company) or appointing a receiver, trustee, conservator or liquidator of the Obligors or such Affiliate (excluding Superior Pharmaceutical Company)or of all or a substantial part of its assets and the Obligors or such Affiliate (excluding Superior Pharmaceutical Company), by any act, indicates its approval thereof, consent thereto, or acquiescence therein, or such order, judgment, decree or case shall continue unstayed and in effect for any period of thirty (30) consecutive days; or

     9.8. The Obligors or any Affiliate (excluding Superior Pharmaceutical Company) shall dissolve or liquidate, or be dissolved or liquidated, or cease to legally exist, or merge, consolidate or convert, or be merged, consolidated or converted with or into any other corporation or entity without the Bank's prior written consent; or

     9.9. Failure by the Obligors or any Affiliate (excluding Superior Pharmaceutical Company) to pay any other Indebtedness or obligation, whether contingent or otherwise, or if any such other Indebtedness or obligation shall be accelerated, or if there exists any event of default under any instrument, document or agreement governing, evidencing or securing such other Indebtedness or obligation; or

     9.10. Any federal or state authority, for any reason, shall classify, alter or reclassify the tax status applicable to any of the Obligors or any Affiliate (excluding Superior Pharmaceutical Company) or any of their respective operations from the tax status attributed or deemed attributed to such Obligor or such Affiliate (excluding Superior Pharmaceutical Company) as of the date of the execution and delivery of this Agreement by the Obligors;

then, and in such event (other than an event described in Sections 9.6 or 9.7 above), the Bank may declare the then outstanding principal balance and all interest accrued on the Notes and all applicable late charges and surcharges and all other liabilities and obligations of the Obligors to the Bank to be forthwith due and payable, whereupon the same shall become forthwith due and payable, and the availability of the Line of Credit shall be deemed to be automatically terminated, all of the foregoing without presentment or demand for payment, notice of non-payment, protest or any other notice or demand of any kind, all of which are expressly waived by the Obligors. Notwithstanding the foregoing, upon the occurrence of an event described in Section 9.6 or Section
9.7 above, (i) the availability of the Line of Credit shall automatically terminate and (ii) the outstanding principal balance and all interest accrued on the Notes and all applicable late charges and surcharges and all other liabilities and obligations of the Obligors to the Bank shall become automatically due and payable without presentment or demand for payment, notice of non-payment, protest or any other notice or demand of any kind, all of which are expressly waived by the Obligors.


                            SECTION 10. MISCELLANEOUS

     10.1. WAIVERS.

         (a) The Obligors hereby waive presentment, demand, notice, protest, notice of acceptance of this Agreement, notices of advances made, credit extended, collateral received or delivered or other action taken in reliance hereon and all other demands and notices of any description. With respect to this Agreement, the Related Agreements, the Notes and any collateral now or hereafter securing the Notes, the Obligors assent to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of any collateral now or hereafter securing the Notes, to the addition or release of any party or person primarily or secondarily liable, to the acceptance of partial payments thereon and the settlement, compromising or adjusting of any thereof, all in such manner and at such time or times as the Bank may deem advisable. The Bank shall have no duty as to the collection or protection of any collateral now or hereafter securing the Notes or any income thereon, nor as to the preservation of rights against prior parties, nor as to the preservation of any rights pertaining thereto beyond the safe custody thereof. The Bank may exercise its rights with respect to any collateral without resorting or regard to other collateral now or hereafter securing the Notes or sources of reimbursement for liability. The Bank shall not be deemed to have waived any of its rights upon or under any document or agreement relating to the liabilities of the Obligors or any collateral now or hereafter securing any such liabilities unless such waiver be in writing and signed by the Bank. No delay or omission on the part of the Bank in exercising any right shall operate as a waiver of such right or any other right. A waiver on any one occasion shall not be construed as a bar to or waiver of any right on any future occasion. The Bank may revoke any permission or waiver previously granted to the Obligors, such revocation shall be effective whether given orally or in writing. All rights and remedies of the Bank with respect to this Agreement, the Related Agreements, the Notes or any collateral now or hereafter securing the Notes, whether evidenced hereby or by any other instrument or document, shall be cumulative and may be exercised singularly or concurrently.

         (b) THE BANK AND THE OBLIGORS IRREVOCABLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING HEREAFTER INSTITUTED BY OR AGAINST THE BANK OR THE OBLIGORS IN RESPECT OF THIS AGREEMENT, THE NOTES OR ANY RELATED AGREEMENT.

         (c) The Obligors acknowledge that the transaction of which this agreement is a part is a commercial transaction.

     10.2. NOTICES. All notices, requests or demands to or upon a party to this Agreement shall be given or made by the other party hereto in writing, in person, by facsimile transmission with a confirmation copy to follow by regular first-class U.S. mail, by overnight courier or by depositing in the mail postage prepaid, return receipt requested addressed to the addressee at the address set forth below or to such other addresses as such addressee may have designated in writing to the other party hereto. No other method of giving any notice, request or demand is hereby precluded.

         If to the Bank:      Fleet National Bank
                              One Federal Street
                              Boston, MA 02110-2010
                              Attn:  Raymond C. Hoefling, Vice President
                              Mail Stop:MA OF D04D
                              (617) 346-0799

         With a copy to:      Chappell Cohen DiFronzo &
                              Zinnershine LLP
                              99 Summer Street, 18th Floor
                              Boston, MA  02110
                              Attn:  Louis J. DiFronzo, Jr., Esquire
                              (617) 772-9696

         If to DynaGen:       DynaGen, Inc.
                              Riverside Technology Center
                              840 Memorial Drive
                              Cambridge, MA 02139
                              Attn: Dhananjay G. Wadekar, Chairman
                              (617) 354-3902

         If to Able Labs:     Able Laboratories, Inc.
                              6 Hollywood Court
                              South Plainfield, NJ 07080
                              Attn: Mr. Steven Kuchen

         If to GDI:           Generic Distributors, Inc.
                              1611 Olive Street
                              Monroe, LA   71201
                              Attn: Mr. Donald Couvillon

         With a copy to:      Testa, Hurwitz & Thibeault, LLP
                              125 High Street
                              Boston, Massachusetts 02110
                              Attn: John M. Hession, Esquire
                              (617) 248-7100


     10.3. EXPENSES; ADDITIONAL DOCUMENTS. The Obligors will pay all taxes levied or assessed upon the principal sum of the advances made against the Bank and all expenses arising out of the preparation, administration, amendment, waiver, modification, protection, collection and/or other enforcement of this Agreement, the Related Agreements, the Notes, or of any collateral or security interest now or hereafter granted to secure the Notes or security interest or lien granted under any Related Agreement and the Notes (including, without limitation, counsels' reasonable fees). The Obligors will permit the Bank or its agents to enter their property upon reasonable notice and at a time that is least intrusive to business operations and to appraise assets now or hereafter constituting collateral from time to time and shall reimburse the Bank upon demand for the costs thereof. The Obligors will, from time to time, at their expense, execute and deliver to the Bank all such other and further instruments and documents and take or cause to be taken all such other and future action as the Bank shall request in order to effect and confirm or vest more securely all rights contemplated by this Agreement or any Related Agreement.

     10.4. INDEMNIFICATION. The Obligors, jointly and severally, shall indemnify, defend, and hold the Bank harmless of and from any claim brought or threatened against the Bank by the Obligors or any other person (as well as from attorneys' reasonable fees and expenses in connection therewith) on account of the Bank's relationship with the Obligors or (each of which may be defended, compromised, settled, or pursued by the Bank with counsel of the Bank's selection, but at the expense of the Obligors). The within indemnification shall survive payment of the Notes and/or any termination, release, or discharge executed by the Bank in favor of the Obligors. Furthermore, the Obligors, jointly and severally, agree to defend, indemnify and hold harmless the Bank and any participants, successors or assigns of the Bank and the officers, directors, employees and agents of each of them from and against any and all losses, claims, liabilities, asserted liabilities, costs and expenses, including, without limitation, costs of litigation and attorneys' reasonable fees incurred in connection with any and all claims or proceedings for bodily injury, property damage, abatement or remediation, environmental damage or impairment or any other injury or damage (including all foreseeable and unforeseeable consequential damage) or any diminution in value of any collateral resulting from or relating, directly or indirectly, to (a) any release, spilling, leaking, migrating, discharging, escaping, leaching, dumping or disposing (a "Release") into the environment of any toxic substances or hazardous wastes (actual or threatened), a threatened Release, the existence or removal of any toxic substances or hazardous wastes on, into, from, through or under any real property owned or operated by the Obligors (whether or not such Release was caused by the Obligors or any Affiliate, a tenant, subtenant, prior owner or tenant or any other person and whether or not the alleged liability is attributable to the handling, storage, generation, transportation or disposal of toxic substances or hazardous wastes or the mere presence of such toxic substances or hazardous wastes) or (b) the breach or alleged breach by the Obligors of any federal, state or local law or regulation concerning public health, safety or the environment with respect to any real property owned or operated by the Obligors and/or any business conducted thereon. It is acknowledged and agreed that the scope of this indemnity shall not include damages suffered by the Bank due solely to its own gross negligence or willful misconduct.

     10.5. LIEN AND SET OFF. The Obligors hereby each grant to the Bank, a lien, security interest and right of setoff as security for all liabilities and obligations to Bank, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Bank or any entity under the control of Fleet Financial Group, Inc., or in transit to any of them. At any time, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of the Obligors even though unmatured and regardless of the adequacy of any other collateral securing the loan. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE NOTES, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE OBLIGORS ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLE WAIVED.

     10.6. PAYMENTS. All payments made by the Obligors to the Bank should be in lawful money of the United States in immediately available funds. The Bank is authorized (but not required) to charge principal and interest and all other amounts due hereunder, under any Related Agreement and under the Notes to any account of GDI when and as it becomes due.

     10.7. LOST INSTRUMENTS. Upon receipt of an affidavit of an officer of the Bank as to the loss, theft, destruction or mutilation of any of the Notes or Related Agreement which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of any such Notes or Related Agreement, the Obligors will issue, in lieu thereof, a replacement of such Note or Related Agreement in the same principal amount thereof and otherwise of like tenor.

     10.8. MODIFIED FOLLOWING BUSINESS DAY CONVENTION. In the event that any payment due date or any other relevant date should fall on a day that is not a Business Day, then an adjustment shall be made so that such date shall be the first following day that is a Business Day.

     10.9. GOVERNING LAW. This Agreement, the Related Agreements and the rights and obligations of the parties hereunder and thereunder shall be construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts. The Obligors agree that the execution of this Agreement and Related Agreements and the performance of the Obligors' obligations hereunder and thereunder shall be deemed to have a situs in the Commonwealth of Massachusetts and the Obligors shall be subject to the personal jurisdiction of the courts of the Commonwealth of Massachusetts with respect to any action the Bank or its successors or assigns may commence hereunder or thereunder. Accordingly, the Obligors hereby specifically and irrevocably consent to the jurisdiction of the courts of the Commonwealth of Massachusetts with respect to all matters concerning this Agreement, the Related Agreements, the Notes or the enforcement of any of the foregoing.

     10.10. SURVIVAL OF REPRESENTATIONS. All representations, warranties, covenants and agreements herein contained or made in writing in connection with this Agreement shall survive the execution and delivery of the Notes, shall continue in full force and effect until all amounts payable on account of the Notes, the Related Agreements and this Agreement shall have been paid in full and this Agreement has been terminated.

     10.11. SEVERABILITY. If any provision of this Agreement shall to any extent be held invalid or unenforceable, then only such provision shall be deemed ineffective and the remainder of this Agreement shall not be affected.

     10.12. INTEGRATION; MODIFICATIONS. This Agreement is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement. No modification or amendment hereof shall be effective unless the same shall be in writing and signed by the parties hereto.

     10.13. ASSIGNMENTS. The Obligors may not assign any of their obligations hereunder or under any Related Agreement to any person without the prior written consent of the Bank. The Bank may, without notice to or consent of the Obligors, or any other person, sell, assign, grant a participation in or otherwise dispose of all or any portion of the Notes, this Agreement and the Related Agreements. In connection therewith, the Bank may disclose to a prospective purchaser, assignee, participant or transferee, any information possessed by the Bank relating to the Obligors, the Line of Credit, the Term Loan, and the collateral securing same. Without limiting the generality of the foregoing, the Bank may at any time pledge all or any portion of its rights hereunder including any Notes or portion(s) thereof to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 United States Code, Section 341; but no such pledge or enforcement thereof shall release the Bank from its obligations hereunder.

     10.14. SUCCESSORS AND ASSIGNS. Except as otherwise provided in section
10.13 hereof, this Agreement shall be binding upon and shall inure to the benefit of the Obligors, the Bank and their respective successors and assigns.

     10.15. TERMINATION OF THIS AGREEMENT. This Agreement shall terminate upon the written agreement of the parties hereto to the termination of any obligation to the Bank to make advances under the Line of Credit and full and final payment of all amounts due hereunder, under the Related Agreements and under the Notes. Upon the termination of Line of Credit, GDI shall pay the Bank all of the then principal balance of the Notes and all accrued and unpaid interest thereon (whether or not then due). Following such payment, all provisions of this Agreement, other than those contained in Sections 2 and 3, above, shall remain in full force and effect until all of the Indebtedness owed to the Bank shall have been paid in full. The release by the Bank of the security interests or any collateral granted the Bank by the Obligors hereunder may be upon such conditions and indemnifications as the Bank may require.



             <The remainder of this page intentionally left blank.>

        IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as a sealed instrument as of the day and year first above written.

                                    OBLIGORS:



Witness:                            Generic Distributors, Incorporated

/s/ Edwin Pease                     By: /s/ Jay Wadekar
--------------------------              -----------------------------------
                                    Print Name: Jay Wadekar
                                                ---------------------------
                                    Title: Executive Vice President
                                           --------------------------------



Witness:                            DynaGen, Inc.

/s/ Edwin Pease                     By: /s/ Jay Wadekar
--------------------------              -----------------------------------
                                    Print Name: Jay Wadekar
                                                ---------------------------
                                    Title: Executive Vice President
                                           --------------------------------


Witness:                             Able Laboratories, Inc.

/s/ Edwin Pease                      By: /s/ Jay Wadekar
--------------------------               ----------------------------------
                                     Print Name: Jay Wadekar
                                                 --------------------------
                                     Title: Executive Vice President
                                            -------------------------------

                                      BANK:

Witness:                              Fleet National Bank


/s/ Michael J. Dinga                  By: /s/ Raymond C. Hoefling
--------------------------                ---------------------------------
Michael J. Dinga                          Raymond C. Hoefling
                                          Vice President